Exhibit 99.01

Strayer Education, Inc. Reports Record First Quarter 2010 Revenues and Earnings; and Record Spring Term 2010 Enrollments

-- Strayer First Quarter Revenues Up 27% --

-- Strayer First Quarter Diluted EPS $2.65, Up 28% --

-- Strayer Spring 2010 Total Enrollments Up 22% / New Students Up 16% --

-- Two New Campuses Opened for 2010 Summer Term --

ARLINGTON, Va.--(BUSINESS WIRE)--April 29, 2010--Strayer Education, Inc. (NASDAQ: STRA) today announced financial results for the three months ended March 31, 2010. Financial highlights are as follows:

Three Months Ended March 31

  Revenues for the three months ended March 31, 2010 increased 27% to $157.9 million, compared to $124.5 million for the same period in 2009, principally due to increased enrollment and a 5% tuition increase which commenced in January 2010.
  Income from operations was $59.9 million compared to $47.6 million for the same period in 2009, an increase of 26%. Operating income margin was 38.0% compared to 38.2% for the same period in 2009.
  Net income was $36.4 million compared to $29.1 million for the same period in 2009, an increase of 25%. Diluted earnings per share was $2.65 compared to $2.07 for the same period in 2009, an increase of 28%. Diluted weighted average shares outstanding decreased to 13,729,000 from 14,002,000 for the same period in 2009.

“We are pleased with our solid financial results for the first quarter and our strong student enrollment for the spring term,” said Robert S. Silberman, Chairman and Chief Executive Officer of Strayer Education, Inc. “We look forward to expanding our geographic footprint with the planned opening of two new campuses for the summer academic term, one each in the Dallas, Texas and Jackson, Mississippi markets.”

Balance Sheet and Cash Flow

At March 31, 2010, the Company had cash, cash equivalents and marketable securities of $144.0 million and no debt. The Company generated $63.1 million from operating activities in the first quarter of 2010, compared to $47.1 million during the same period in 2009. Capital expenditures were $12.2 million for the three months ended March 31, 2010, compared to $6.6 million for the same period in 2009.

During the three months ended March 31, 2010, the Company invested $15.0 million to repurchase 66,900 shares of its common stock at an average price of $224.23 per share as part of a previously announced common stock repurchase authorization. The Company’s remaining authorization for common stock repurchases was $75.0 million at March 31, 2010. During the three months ended March 31, 2010, the Company paid a regular, quarterly common stock dividend of $10.5 million ($0.75 per share).

For the first quarter 2010, bad debt expense as a percentage of revenues was 3.2% which remained unchanged from the same period in 2009. Days sales outstanding, adjusted to exclude tuition receivable related to future quarters, was 13 days at the end of the first quarter of 2010 compared to 15 days at the end of the first quarter of 2009.

Student Enrollment

Enrollment at Strayer University for the 2010 spring term increased 22% to 55,970 students compared to 46,038 for the same term in 2009. Across the Strayer University campus and online system, new student enrollments increased 16%, while continuing student enrollments increased 23%. Global online students increased 34%. Students taking 100% of their classes online (including campus based students) increased 18%. The total number of students taking at least one class online increased 21%.

Student Enrollment

	Spring	Spring
	2009	2010	% Change
Campus Based Students:
New Campuses (31 in operation 3 years or less)
Classroom Students	1,790	4,045	126%
Online Students	2,391	4,428	85%
Total New Campus Based Students	4,181	8,473	103%
Mature Campuses (47 in operation more than 3 years)
Classroom Students	16,084	18,759	17%
Online Students	21,436	22,919	7%
Total Mature Campus Based Students	37,520	41,678	11%
Total Campus Based Students	41,701	50,151	20%
Global Online Students	4,337	5,819	34%
Total University Enrollment	46,038	55,970	22%

Total Students Taking 100% of Courses Online	28,164	33,166	18%
Total Students Taking at Least 1 Course Online	33,208	40,097	21%

New Campuses

The Company announced today that Strayer University had successfully opened four new campuses for the spring academic term, two in Miami, Florida; one in New Orleans, Louisiana; and one in Austin, Texas. The Company also announced that it planned to open two new campuses for the summer academic term, one in Dallas, Texas, and the other in Jackson, Mississippi, the University’s first campus in that state. With these two new campuses for the summer academic term, the Company will have opened nine of 13 new campuses planned for 2010.

Stock-based Compensation Activity

On April 27, 2010, the Company awarded approximately 3,000 shares of restricted stock to various non-employee members of the Company’s Board of Directors, as part of the Company’s annual director compensation program. The Company’s stock price closed at $248.75 on the date of this restricted stock grant.

Shares and Options Outstanding

At March 31, 2010, the Company had 13,914,137 common shares issued and outstanding and 100,000 stock options outstanding with a weighted average exercise price of $107.28 and a remaining weighted average contractual life of 1.8 years.

Common Stock Cash Dividend

The Company announced today that its Board of Directors had declared its regular, quarterly common stock cash dividend of $0.75 per share. This dividend will be paid on June 10, 2010 to shareholders of record as of May 27, 2010.

Business Outlook

Based on the strong enrollment growth announced for the 2010 spring term, the Company estimates second quarter 2010 diluted EPS will be in the range of $2.54 to $2.56.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its first quarter 2010 earnings at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 874-1589 10 minutes prior to the start time. In addition, the call will be available via live Webcast over the Internet. To access the live Webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (888) 203-1112 (pass code 3688654) starting at 1:00 p.m. (ET) today and will be available through Wednesday, May 5, and archived at www.strayereducation.com for 90 days.

Strayer Education, Inc. (NASDAQ: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer’s mission is to make higher education achievable and convenient for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health care, public administration, and criminal justice to approximately 56,000 working adult students at 80 campuses in 19 states and Washington, D.C. and worldwide via the Internet. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (“Reform Act”). The statements are based on the Company’s current expectations and are subject to a number of uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks associated with the acquisition of existing educational institutions, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, risks associated with the ability of our students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	For the three months
	ended March 31,
	2009	2010

Revenues	$124,478	$157,901
Costs and expenses:
Instruction and educational support	39,069	48,977
Marketing and admissions	19,868	24,745
General and administration	17,930	24,253
Income from operations	47,611	59,926
Investment and other income	491	244
Income before income taxes	48,102	60,170
Provision for income taxes	19,049	23,791
Net income	$29,053	$36,379
Earnings per share:
Basic	$2.09	$2.68
Diluted	$2.07	$2.65
Weighted average shares outstanding:
Basic	13,875	13,596
Diluted	14,002	13,729

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,	March 31,
	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	$63,958	$91,266
Marketable securities available for sale, at fair value	52,558	52,716
Tuition receivable, net of allowances for doubtful accounts of $6,175 and $7,053 at December 31, 2009 and March 31, 2010, respectively	165,142	180,886
Other current assets	8,317	9,724
Total current assets	289,975	334,592
Property and equipment, net	84,675	90,996
Deferred income taxes	9,316	9,705
Restricted cash	500	500
Other assets	1,339	1,258
Total assets	$385,805	$437,051

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$21,261	$21,837
Accrued expenses	7,794	6,755
Income taxes payable	5,100	23,937
Unearned tuition	149,804	166,268
Other current liabilities	281	281
Total current liabilities	184,240	219,078
Long-term liabilities	11,745	12,173
Total liabilities	195,985	231,251
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $.01; 20,000,000 shares authorized; 13,957,596 and 13,914,137 shares issued and outstanding at December 31, 2009 and March 31, 2010, respectively	140	139
Additional paid-in capital	1,157	1,626
Retained earnings	188,218	203,750
Accumulated other comprehensive income	305	285
Total stockholders' equity	189,820	205,800
Total liabilities and stockholders’ equity	$385,805	$437,051

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the three months ended
	March 31,
	2009	2010
Cash flows from operating activities:
Net income	$29,053	$36,379
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(71)	(70)
Amortization of deferred rent	(93)	(105)
Depreciation and amortization	3,200	4,198
Deferred income taxes	(998)	(740)
Stock-based compensation	2,368	3,059
Changes in assets and liabilities:
Tuition receivable, net	(2,827)	(15,744)
Other current assets	1,017	(1,043)
Other assets	25	62
Accounts payable	(3,864)	2,246
Accrued expenses	377	(1,039)
Income taxes payable/receivable	19,893	20,418
Excess tax benefits from stock-based payment arrangements	(1,471)	(1,581)
Unearned tuition	456	16,464
Deferred lease incentives	-	603
Net cash provided by operating activities	47,065	63,107
Cash flows from investing activities:
Purchases of property and equipment	(6,584)	(12,170)
Purchases of marketable securities	(337)	(191)
Net cash used in investing activities	(6,921)	(12,361)
Cash flows from financing activities:
Common dividends paid	(7,120)	(10,470)
Proceeds from exercise of stock options	1,691	452
Excess tax benefits from stock-based payment arrangements	1,471	1,581
Repurchase of common stock	(60,068)	(15,001)
Net cash used in financing activities	(64,026)	(23,438)
Net (decrease) increase in cash and cash equivalents	(23,882)	27,308
Cash and cash equivalents – beginning of period	56,379	63,958
Cash and cash equivalents – end of period	$32,497	$91,266

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$337	$1,247

CONTACT:
Strayer Education, Inc.
Mark C. Brown
Executive Vice President and Chief Financial Officer
703-247-2514
or
Sonya Udler
Senior Vice President, Corporate Communications
703-247-2517
sonya.udler@strayer.edu